PROFESSIONALLY MANAGED PORTFOLIOS

TRANSFER AGENCY SERVICES AGREEMENT
FOR THE JORDAN OPPORTUNITY FUND

TABLE OF CONTENTS

PROFESSIONALLY MANAGED PORTFOLIOS
TRANSFER AGENCY SERVICES AGREEMENT

AGREEMENT dated as of the 1st day of May, 2009, by and between Professionally Managed Portfolios, a Massachusetts business trust, with its principal office and place of business at 615 East Michigan Street, Milwaukee, Wisconsin 53202 (the “Trust”), and Atlantic Shareholder Services, LLC a Delaware limited liability company, with its principal office and place of business at Three Canal Plaza, Portland, Maine 04101 (“Atlantic”)

WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management investment company and may issue its shares of beneficial interest, no par value (such shares issued solely with respect to the Fund, the “Shares”), in separate series and classes;

WHEREAS, the Trust offers shares in the Jordan Opportunity Fund (the “Fund”) as listed in the Fee Schedule (as defined below) and the Trust may in the future offer shares of various classes of the Fund (each a class together with all other classes subsequently established by the Trust in the Fund being herein referred to as a “Class,” and collectively as the “Classes”);

WHEREAS, the Trust desires that Atlantic perform certain services for the Fund and Class, if any, thereof, and Atlantic is willing to provide those services, on the terms and conditions set forth in this Agreement; and

WHEREAS, the Trust and Atlantic acknowledge that this is a short-term Agreement to accommodate a smooth and seamless transfer of records from Atlantic to U.S. Bancorp Fund Services, LLC (the “De-conversion”), the Fund’s newly-designated transfer agent, effective upon the completion of the De-conversion process;

NOW THEREFORE, for and in consideration of the mutual covenants and agreements contained herein, the Trust on its behalf and on behalf of the Fund and Atlantic hereby agree as follows:

SECTION 1.  DEFINED TERMS; APPOINTMENT; DELIVERY OF DOCUMENTS

(a)           As used in this Agreement, the following terms have the following meanings:

“1940 Act” has the meaning set forth in the preamble hereto.

“38a-1 Compliance Program” has the meaning set forth in Section 1(b).

“38a-1 Manuals” shall have the meaning set forth in Section 11(b).

“Adviser” has the meaning set forth in Section 2(b).

“Affiliate” means, with respect to any Person, any other Person that is controlled by, controls, or is under common control with such Person; for purposes hereof, “control” of a Person means (i) ownership of, or possession of the right to vote, more than 25% of the outstanding voting equity of that Person or (ii) the right to control the appointment of the board of directors, management or executive officers of that Person.

“Affiliated” mean the relationship of being an Affiliate to another person.

“Agreement” means this Agreement and any appendices and schedules attached hereto, in each case as any of them may be amended from time to time.

“AML Compliance Officer” has the meaning set forth in Section 4.1 of Appendix A.

“Atlantic” has the meaning set forth in the preamble hereto and includes successors-in-interest.

“Atlantic Indemnitees” has the meaning set forth in Section 3(b).

“Atlantic Processes” has the meaning set forth in Section 2(e).

“Authorized Person(s)” has the meaning set forth in Section 2(d).

“Board” has the meaning set forth in Section 2(a).

“CCO” has the meaning set forth in Section 2(g).

“Change Control Process” has the meaning set forth in Section 2(c).

“Class” and “Classes” have the meaning set forth in the preamble hereto.

“Contract Manager” has the meaning set forth in Section 2A(a).

“Dependencies” has the meaning set forth in Section 2(d).

“Dependencies Schedule” has the meaning set forth in Section 2(d).

“Disclosing Party” has the meaning set forth in Section 7(f).

“Effective Date” has the meaning set forth in Section 5(a).

“Executive Officers” has the meaning set forth in Section 2(a).

“Existing Adviser” has the meaning set forth in Section 5(f).

“Fee Schedule” has the meaning set forth in Section 4(a).

”Fund” has the meaning set forth in the preamble hereto.

“Fund Intermediaries” has the meaning set forth in Section 2(d).

“Governing Body” means, for any entity, the Person or body of Persons governing the operations of the entity (for example, if the entity is a corporation, its board of directors).

“Governmental Authority” has the meaning set forth in Section 2(d).

“Instruction” means any oral and written notice or statement directing action or inaction, including any such notice or statement transmitted to Atlantic (i) in electronic format by machine-readable input, electronic mail, CRT data entry or other similar means, or (ii) in person or by telephone, telecopy, vocal telegram or similar means.

“Intellectual Property Rights” means: (i) trademarks, service marks, brand names, certification marks, trade dress, trade names and other indications of origin, and the goodwill associated with the foregoing; (ii) inventions, discoveries and improvements, whether patentable or not; (iii) patents, applications for patents, inventors’ certificates and invention disclosures; (iv) non-public information, ideas, trade secrets and confidential information and rights to limit the use or disclosure thereof by any person; (v) copyrightable works, including writings, databases, computer software programs and documentation; (vi) copyrights and mask works; (vii) any similar intellectual property or proprietary rights; and (viii) any claims or causes of action arising out of or related to any infringement or misappropriation of any of the foregoing; in each case, including all registrations, applications for registration, applications, renewals, extensions, and reissues, of or for any of the foregoing and in any jurisdiction.

“Law” has the meaning set forth in Section 2(d).

“Non-Discretionary Subcontractors” has the meaning set forth in Section 2(d).

“Organic Documents” has the meaning set forth in Section 1(b).

“Parties” means the Trust and Atlantic.

“Person” means any natural person or incorporated or unincorporated entity.

“Plan” has the meaning set forth in Section 1(b).

“Policies and Procedures” has the meaning set forth in Section 1(c).

“Principal Executive Officer (or “PEO”)” has the meaning set forth in Section 2(a).

“Principal Financial Officer (or “PFO”)” has the meaning set forth in Section 2(a).

“Proprietary Information” has the meaning set forth in Section 7(e).

“Prospectus” has the meaning set forth in Section 1(b).

“Receiving Party” has the meaning set forth in Section 7(f).

“Registration Statement” has the meaning set forth in Section 1(b).

“Reviews” has the meaning set forth in Section 11(c).

“SEC” means the United States Securities and Exchange Commission and any successor governmental authority.

“Securities Act” means the Securities Act of 1933, as amended.

“Service Change” has the meaning set forth in Section 2(c).

“Service Change Plan” has the meaning set forth in Section 2(c).

“Services” means the services set forth in Section 2(b).

“Services Operations” has the meaning set forth in Section 11(b).

“Shares” has the meaning set forth in the preamble hereto.

“Standard of Care” has the meaning set forth in Section 3(a).

“Termination Payment Amount” has the meaning set forth in Section 5(e).

“Third Party Contract” means a contract or other understanding or agreement (other than this Agreement) between or among (i) the Trust and (ii) a third party service provider to the Trust pursuant to which such third party is obligated to take or refrain from taking actions that are necessary or useful for the orderly and timely delivery of the Services, including contracts or understandings with (A) Advisers, (B) principal underwriters, (C) Persons acting as PEO, PFO or CCO and their respective employers, (D) Fund Intermediaries, and (E) Non-Discretionary Subcontractors.

“Third Party Service Provider” means any Person that provides services to the Trust under a Third Party Contract.

“Trust” has the meaning set forth in the preamble hereto.

“Trust Counsel” has the meaning set forth in Section 2(g).

“Trust Records” has the meaning set forth in Section 7(a).

Other capitalized terms used but not defined in this Section 1(a) shall have the meanings set forth in this Agreement.

(b)           The Trust hereby appoints Atlantic, and Atlantic hereby agrees, to act or to cause an Affiliate to act for the Trust and for the Fund for the period and on the terms set forth in this Agreement as transfer agent for the authorized and issued Shares, including dividend disbursing agent and agent in connection with any accumulation plan, open-account plan, periodic investment plan, periodic withdrawal program or similar plan or programs provided to the registered owners of Shares (“Shareholders”) and set out in the currently effective prospectus and statement of additional information of the Fund (collectively, as currently in effect and as amended or supplemented, the “Prospectus”).  As the context may require (including in relation to the delivery of the Services and information, and compliance with recordkeeping requirements), references herein to Atlantic include Atlantic and such Affiliates to which Atlantic may from time to time subcontract the performance of the Services or any portion thereof pursuant to Section 5(h) of this Agreement. Pursuant and subject to the provisions of this Agreement, including Section 5(h) hereof, Atlantic shall be fully responsible to the Trust for the acts and omissions of any such subcontractor as Atlantic is for its own acts and omissions under this Agreement.

(c)           In connection therewith, the Trust has delivered to Atlantic or Atlantic has received copies of (i) the Trust’s Trust Instrument and Bylaws (collectively, as amended from time to time, “Organic Documents”), (ii) the Trust’s Registration Statement and all amendments thereto filed with the U.S. Securities and Exchange Commission (“SEC”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), or the 1940 Act (the “Registration Statement”), (iii) the current Prospectus for the Fund, (iv) each current plan of distribution or similar document adopted by the Trust under Rule 12b-1 under the 1940 Act (“Plan”) and each current shareholder service plan or similar document adopted by the Trust (“Service Plan”), (v) all policies and procedures adopted by the Trust with respect to the Fund (e.g., repurchase agreement procedures) (“Policies and Procedures”) and (vi) the Trust’s current compliance program adopted under Rule 38a-1 under the 1940 Act (the “38a-1 Compliance Program”), and shall promptly furnish Atlantic with all amendments of or supplements to the foregoing.

SECTION 2.  DUTIES OF ATLANTIC AND THE TRUST

(a)           Subject to the direction and control of the Board of Trustees of the Trust (the “Board”) and as detailed in this Agreement, Atlantic shall manage, coordinate and report to the Board and, subject and pursuant to Section 11 of this Agreement, to the principal executive officer (“PEO”) and the principal financial officer (“PFO”) of the Trust (the “Executive Officers”) regarding the (i) Services and (ii) such other matters related to the services provided to the Trust by an Affiliate of Atlantic as may be specifically set forth in this Agreement.

(b)           With respect to the Trust or the Fund, as applicable, and subject to the terms and conditions of this Agreement, Atlantic shall provide the services set forth in Appendix A (the “Services”) Atlantic shall provide such other services and assistance relating to the affairs of the Trust or the investment adviser to the Fund (the “Adviser”) as the Trust may, from time to time, reasonably request pursuant to mutually acceptable compensation agreements.

(c)           Atlantic shall reasonably cooperate with the Trust to accommodate non-material changes and adjustments to the Service; the Trust recognizes that isolated requests for changes or adjustments, when combined with other such requests, may in the aggregate have a material effect.  If (i) the Trust requests (A) the addition of a new service, or (B) any material change or adjustment to any Service, or (ii) in the event that the Trust materially amends its Policies and Procedures or 38a-1 Compliance Program or there is a material change in Law (as defined below) related to or affecting any Service (collectively, a “Service Change”), the parties shall cooperate with one another to implement such addition, change or adjustment in a manner that minimizes any material adverse effect on the Trust.  The parties shall mutually determine the date on which such Service Change shall take place, and develop a written plan to implement such Service Change (a “Service Change Plan”), as well as any implementation or additional fees and expenses that may be required to effect such Service Change.  Each Service Change Plan will include applicable obligations for each party and will specify (A) actions to be taken by parties to Third Party Contracts, and (B) an effective date for the completion of the Service Change Plan.  Notwithstanding the foregoing, Atlantic shall have no obligation to effect any Service Change unless and until it has agreed to do so in writing.  Any Service Change made by the parties shall become part of the Services for all purposes under this Agreement thereafter.  For purposes of this Agreement, the foregoing shall be the “Change Control Process.”

           (d)           In addition to the limitation of liability set forth in Section 3 of this Agreement, Atlantic shall not be liable to the Trust or any other person for any failure to provide the Service in the following circumstances, but only for so long as such circumstances continue (and for a reasonable period thereafter taking into account the impact that such an occurrence has on Atlantic’s ability to comply with its obligations under this Agreement):

(i)
if any relevant Dependencies (as defined in Appendix B, hereinafter the “Dependencies Schedule”) upon which performance of the relevant Service depends are not met and the failure to meet any such Dependencies was not a result of delay, or failure to provide information or take action, by Atlantic required to be provided or taken under this Agreement; provided that Atlantic shall not be exculpated pursuant to this Section 1(d) for any such failure to perform a Service caused solely and directly by a breach by Atlantic of its standard of care as set forth in the Agreement;

(ii)	if the failure to perform the Services is at the request or with the consent of the Trust or an Authorized Person;

(iii)
if the failure to perform the Services results from incorrect or corrupted information provided by (A) any Third Party Service Provider, including, without limitation, any Adviser, the principal underwriter for a Fund, brokers or other intermediaries through which a Fund’s shares may be sold or distributed (“Fund Intermediaries”) and any other current or predecessor service providers to the Trust or (B) valuation or market information providers, pricing services, couriers, software houses, custodians, clearing systems or depositories, provided, that (1) if any such person described in clauses (A) or (B) above is chosen by Atlantic and the selection of such a person is reasonable and (2) in any event, persons shall be deemed reasonable if they are selected or retained at the direction of the Trust or an Authorized Person (“Non-Discretionary Subcontractors”) or with the consent of the Trust or an Authorized Person; and/or

(iv)
if any Law to which Atlantic or any third party is subject prevents or limits the performance of the duties and obligations of Atlantic, and, if such Law affects Atlantic, Atlantic has notified the Trust or an Authorized Person.

Notwithstanding the foregoing, Atlantic shall nevertheless use reasonable efforts to provide the Services while any of the circumstances specified in this Section 2(d) above subsist, provided that Atlantic shall not be required to incur any additional costs in doing so (other than costs that it would have had to incur in the ordinary course of providing the Services, assuming such circumstances had not so occurred).  If, despite the foregoing, Atlantic incurs any such additional costs in endeavoring to supply the Services, Atlantic shall promptly notify an Authorized Person, and the Trust shall reimburse those costs to Atlantic to the extent that they have been reasonably incurred (and Atlantic used reasonable efforts to mitigate such costs) or they have been agreed in advance between the parties.  For purposes of this Agreement, (i) the capitalized term “Law” means any statutes, rules and regulations of any Governmental Authority and applicable judicial or regulatory interpretations thereof, (ii) “Governmental Authority” means any court, government department, central bank, commission, board, bureau, agency, securities or futures industry associations or other regulatory, self-regulatory, administrative, judicial, executive, legislative or governmental entity in any country or jurisdiction and (iii) “Authorized Person” means any Executive Officer or the Board or any committee thereof.

(e)           Nothing contained herein shall be construed to require Atlantic to perform any service that could cause Atlantic to be deemed an investment adviser for purposes of the 1940 Act or the Investment Advisers Act of 1940, as amended, or that could cause a Fund to act in contravention of the Prospectus or any provision of the 1940 Act.  The Trust acknowledges and agrees that (i) the summaries of the Services set out in Appendix A are intended to define the scope of the Services to be provided; and (ii) subject to the Board’s right to audit the efficacy of the Atlantic Processes in connection with discharging the Board’s obligations under Rule 38a-1 and pursuant to Section 11 of this Agreement, the procedures, features, functionalities, systems and/or facilities (“Atlantic Processes”) that support the provision of the Services by Atlantic or any Affiliated subcontractor shall be a matter for the sole discretion of Atlantic.  Except as otherwise specifically provided in Appendix A with respect to the Services, the Trust assumes all responsibility for ensuring that the Trust complies in all material respects with all applicable requirements of the Securities Act, the 1940 Act and any other Laws applicable to the Trust.

(f)          Atlantic shall perform the Services (i) in material compliance with Laws applicable to Atlantic and (ii) subject to the terms of this Agreement, in observance of the Policies and Procedures and the 38a-1 Compliance Program.

 (g)          Atlantic shall (i) promptly notify the Trust’s chief compliance officer (“CCO”) and its legal counsel (“Trust Counsel”) of any material violation of Law known to Atlantic by the Trust or the Fund and (ii) at each meeting of the Board and at such other times as determined appropriate by Atlantic, notify the Board of any other violation of Law by Atlantic or a Third Party Service Provider affecting the Trust of which Atlantic becomes aware in providing the Services, including as a result of information generated by Atlantic, detected through Atlantic’s internal or external audit procedures or provided to Atlantic by other service providers to the Trust or any Atlantic subcontractor.  In addition, the CCO will receive reports pursuant to Section 11 of this Agreement.

SECTION 2A.  CONTRACT MANAGEMENT

(a) Atlantic will appoint one individual with sufficient seniority, experience and authority to oversee Atlantic’s performance under this Agreement (the Atlantic “Contract Manager”) and, for periods when any Contract Manager is absent due to illness or vacation, a deputy for him or her, who will be the primary point of contact for the Executive Officers.  One of the Trust’s PEO, PFO, or such other Person designated by the Board from time to time, shall be the Trust’s “Contract Manager”.  The Contract Managers for each Party shall be responsible for the overall management of this Agreement.  Subject to and as contemplated by this Agreement (including specifically Section 11), the Contract Managers or their deputies will have the authority and be given the primary responsibility to:

(i) oversee matters relating to their respective appointing Party that are set out in this Agreement;

(ii) represent the appointing Party in relation to this Agreement and make or communicate management decisions by or on behalf of the appointing Party on day-to-day issues;

(iii) on behalf of the appointing Party and in relation to this Agreement, receive and respond to, and deliver, (A) requests for information and reports and (B) notices and communications, excepting for Instructions and as otherwise specifically provided in this Agreement.

(iv) monitor the appointing Party’s compliance with its obligations under this Agreement;

(v) review the performance of the Services;

(vi) conduct preliminary discussions concerning new, or changes to existing Services, including a determination of whether any such change or addition requires or does not require a Service Change before implementation;

(b) Each Party shall notify the other Party promptly of any planned change of its Contract Manager or any deputy to the Contract Manager.

(c) Each Party shall cause its Contract Managers to attend:

(i) a quarterly meeting (or as otherwise agreed by the Contract Managers) at which Atlantic’s performance of the Services shall be reviewed; and

(ii) a periodic meeting (as agreed by such persons) at which strategic review and planning issues in relation to the Services are discussed.

Each Party shall provide its Contract Manager with such information and documentation as may be reasonably necessary for the Contract Manager to carry out its functions.  The Contract Managers shall agree on the form and content of the minutes of each such meeting or any other report relating to the foregoing and the Services (i) that may be requested by the Board or (ii) to be delivered to the Board.

SECTION 3.  STANDARD OF CARE; INDEMNIFICATION; RELIANCE; AND LIABILITY LIMITATIONS

(a)           Atlantic shall be under no duty to take any action except as specifically set forth herein or as may be specifically agreed to by Atlantic in writing.  Atlantic shall use commercially reasonable judgment and efforts in rendering the Services, provided, however, that notwithstanding the foregoing or any other provision of this Agreement to the contrary, Atlantic shall not be liable to the Trust, any Shareholders or any other person for any action or inaction of Atlantic relating to any event whatsoever in the absence of bad faith, willful misfeasance or negligence in the performance of Atlantic’s duties or obligations under this Agreement or Atlantic’s reckless disregard of its duties and obligations under this Agreement (the “Standard of Care”).

(b)           The Trust agrees to indemnify and hold harmless Atlantic, its employees, agents, subcontractors, directors, officers and managers and any person who controls Atlantic within the meaning of section 15 of the Securities Act or section 20 of the Securities Exchange Act of 1934, as amended, (“Atlantic Indemnitees”) against and from any and all claims, demands, actions, suits, judgments, liabilities, losses, damages, costs, charges, reasonable counsel fees and other expenses of every nature and character arising out of or in any way related to a claim from a third party and arising directly out of (A) Atlantic’s actions taken or failures to act with respect to a Fund or (B) incident to the delivery of the Services, except those actions or failures to act for which Atlantic would be liable under Section 3(a).

(c)           Atlantic agrees to indemnify and hold harmless the Trust, its employees, agents, trustees and officers against and from any and all claims, demands, actions, suits, judgments, liabilities, losses, damages, costs, charges, reasonable counsel fees and other expenses of every nature and character arising out or in any way related to a claim from a third party and arising directly out of (A) Atlantic’s actions taken or failures to act with respect to a Fund or (B) incident to the delivery of the Services for which Atlantic would be liable under Section 3(a).

(d)           An Atlantic Indemnitee shall not be liable for any action taken or failure to act in good faith reliance upon:

(i)             the advice of the Trust or of its counsel, and upon statements of accountants, brokers and other persons reasonably believed in good faith by Atlantic to be expert in the matters upon which they are consulted;

(ii)            any oral instruction which it receives and which it reasonably believes in good faith was transmitted by the person or persons authorized by the Board to give such oral instruction.  Atlantic shall have no duty or obligation to make any inquiry or effort of certification of such oral instruction;

(iii)           any written instruction or certified copy of any resolution of the Board, and Atlantic may rely upon the genuineness of any such document or copy thereof reasonably believed in good faith by Atlantic to have been validly executed; or

(iv)           any signature, instruction, request, letter of transmittal, certificate, opinion of counsel, statement, instrument, report, notice, consent, order, or other document reasonably believed in good faith by Atlantic to be genuine and to have been signed or presented by the Trust or other proper party or parties;

(v)            any share certificates which are reasonably believed to bear the proper manual or facsimile signatures of the officers of the Trust, and the proper countersignature of any former transfer agent or former registrar or of a co-transfer agent or co-registrar of the Trust;

(vi)           any electronic instructions from the Trust in conformity with security procedures established by Atlantic from time to time in order to (x) effect the transfer or movement of cash or Shares or (y) transmit Shareholder information or other information.

(e)           In order that the indemnification provisions contained in this Section shall apply, upon the assertion of a claim for which either party may be required to indemnify the other, the party seeking indemnification shall promptly notify the other party of such assertion, and shall keep the other party advised with respect to all developments concerning such claim.  The party who may be required to indemnify shall have the option to participate with the party seeking indemnification in the defense of such claim or to defend against said claim in its own name or in the name of the other party.  The party seeking indemnification shall in no case confess any claim or make any compromise in any case in which the other party may be required to indemnify it except with the other party’s prior written consent.

(f)           Notwithstanding any other provision of this Agreement to the contrary, neither party to this Agreement shall be liable to the other party or any indemnitee for any indirect, special or consequential damages in relation to the subject matter of this Agreement or under any provision of this Agreement, even if advised of the possibility of the same.

SECTION 4.  COMPENSATION AND EXPENSES

(a)           In consideration of the Services provided by Atlantic pursuant to this Agreement, the Trust shall pay Atlantic, with respect to the Fund, the fees set forth in a separate document agreed to from time to time by the Parties (the “Fee Schedule”).  These fees shall be accrued by the Trust daily and shall be payable monthly in arrears on the fifteenth business day of each calendar month for services performed under this Agreement during the prior calendar month.  Reimbursement shall be payable monthly in arrears on the fifteenth business day of each calendar month for services performed under this Agreement during the prior calendar month.

If fees begin to accrue in the middle of a month or if this Agreement terminates before the end of any month, all fees for the period from that date to the end of that month or from the beginning of that month to the date of termination, as the case may be, shall be prorated according to the proportion that the period bears to the full month in which the effectiveness or termination occurs.  Upon the termination of this Agreement with respect to the Fund, the Trust shall pay to Atlantic such compensation for Services provided through the effective date of the termination within 15 days after the effective date of termination.

(b)           Notwithstanding anything in this Agreement to the contrary, Atlantic and its affiliated persons may receive compensation or reimbursement from the Trust with respect to (i) the provision of services not covered by this Agreement on behalf of the Fund in accordance with any Plan or Service Plan, (ii) the provision of shareholder support or other services not covered by this Agreement, and (iii) service as a trustee of the Trust.

(c)           In connection with the services provided by Atlantic pursuant to this Agreement, the Trust, on behalf of the Fund, agrees to reimburse Atlantic for the expenses set forth in the Fee Schedule.  In addition, the Trust, on behalf of the applicable Fund, shall reimburse Atlantic for all expenses and employee time (at 150% of salary) attributable to any review, outside of routine and normal periodic reviews or other reviews provided for under this Agreement, of the Trust’s accounts and records by the Trust’s independent accountants or any regulatory body of which the Trust is first notified and that are not attributable to any negligent action or inaction of Atlantic or any custodian that was (as of the relevant time period) an Affiliate of Atlantic.

(d)           Atlantic may, with respect to questions of law relating to its services hereunder, apply to and obtain the advice and opinion of counsel to the Trust or counsel to Atlantic.  The costs of any such advice or opinion of counsel to the Trust shall be borne by the Trust, and Atlantic shall notify the Trust of any such advice and shall cooperate with the Trust to ensure that such costs are reasonable.

SECTION 5. EFFECTIVENESS, DURATION, TERMINATION AND ASSIGNMENT

(a)           This Agreement shall become effective as between Atlantic and the Trust on the date first above written (“Effective Date”).  This Agreement shall have a term of not more than 78 days from the Effective Date and shall thereafter continue for additional periods, in the event that the De-conversion of Services to the Fund’s newly-designated service provider, as contemplated in the preamble to this Agreement, has not been completed. For purposes hereof, a “period” shall be fifteen calendar days.  This Agreement shall become effective with respect to the Fund on the Effective Date.  Upon effectiveness of this Agreement, it shall supersede all previous agreements between the parties hereto covering the subject matter hereof insofar as such Agreement may have been deemed to relate to the Trust or the Fund; provided that the fees and liability and indemnification agreement provisions applicable to services provided and acts or failure to act before the Effective Date shall be the agreement provisions in effect at the time under the Prior Agreements.

(b)           This Agreement shall continue in effect until terminated in its entirety.

(c)           This Agreement may be terminated in its entirety without the payment of any penalty:

(i)
with or without cause, at any time, by either party on the date specified in a written notice to the other party provided not less than ten (10) days prior to the termination date specified in the notice, which termination date shall be no earlier than five (days) prior to  the end of the then current period if both parties agree that the De-conversion process is complete; and provided that in the event Atlantic gives notice of termination, the Board may delay the termination for up to 30 days upon written notice to Atlantic and a finding that doing so is in the best interest of shareholders of the Fund; and

(ii)
for cause at any time by the non-breaching party on at least ten (10) days’ written notice thereof to the other party, if the other party has materially breached any of its obligations hereunder including, with respect to Atlantic, the failure by Atlantic to act consistently with the standard of care set forth in Section 3(a); provided, however, that (i) the termination notice shall describe the breach, and (ii) no such termination shall be effective if, with respect to any breach that is capable of being cured prior to the date set forth in the termination notice, the breaching party has cured such breach to the reasonable satisfaction of the non-breaching party.

(d)           Upon notice of termination by either party of this Agreement, in its entirety or with respect to the Fund or any Service provided to the Fund, Atlantic shall promptly transfer to any successor service providers the original or copies of all books and records maintained by Atlantic under this Agreement including, in the case of records maintained on computer systems, copies of such records in commercially reasonable, machine-readable form, and shall cooperate with, and provide reasonable assistance to, the successor service provider(s) in the establishment of the books and records necessary to carry out the successor service providers’ responsibilities.  Should the Trust exercise its right to terminate this Agreement, the Trust shall reimburse Atlantic for Atlantic’s reasonable costs associated with the copying and movement of records and material to any successor person and providing assistance to any successor person in the establishment of the accounts and records necessary to carry out the successor’s responsibilities (“termination costs”); provided, however, that, notwithstanding anything herein to the contrary, the Trust shall have no obligation to reimburse Atlantic for its costs if the Trust terminates this Agreement pursuant to clause (ii) of subsection (c) above or if Atlantic terminates this Agreement pursuant to clause (i) of subsection (c) above.

(e)           Reserved.

(f)           The provisions of Sections 3, 4, 5, 7, 13 and 15 shall survive any termination of this Agreement.

(g)           Except as otherwise provided in this Agreement, neither this Agreement nor any rights or obligations under this Agreement may be assigned by any party without the written consent of the other party.  This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns.  Subject to prior notice to the Trust, Atlantic may, without further consent on the part of the Trust, (i) assign this agreement to any Affiliate of Atlantic or (ii) subcontract for the performance hereof with any entity, including an Affiliate of Atlantic; provided however, that Atlantic shall be as fully responsible to the Trust for the acts and omissions of any assignee or subcontractor as Atlantic is for its own acts and omissions under this Agreement and that no such assignment or subcontract will increase the compensation payable by the Trust to Atlantic under this Agreement for the Services.  Notwithstanding the foregoing, (A) Atlantic shall not be liable for the acts or omissions of (i) any Non-Discretionary Subcontractors or (ii) any assignee provided that the Trust has consented to such assignment.

SECTION 6.  ADDITIONAL FUNDS OR CLASSES OF SHARES

In the event that the Trust establishes one or more classes of Shares of the Fund after the effectiveness of this Agreement, each such class of Shares shall become a class of Shares of the Fund (if applicable), under this Agreement and shall be added to the Fee Schedule.

           SECTION 7.  RECORDKEEPING; PROPRIETARY INFORMATION; CONFIDENTIALITY

(a)           Atlantic shall prepare and maintain on behalf of the Trust the books and records detailed in the Appendices and such other records as are agreed from time to time in writing by Atlantic and the Trust (the “Trust Records”).  The books and records maintained by Atlantic shall be prepared, maintained and, subject to Section 7(d) below, preserved by Atlantic in such form, for such periods and in such locations as may be required by the Laws applicable to the Trust, including, without limitation, Section 31 of the 1940 Act, as amended.  The Trust Records in Atlantic’s possession shall be the property of the Trust.

(b)           Subject to Atlantic’s then-current, reasonable confidentiality, security and data protection procedures, the Trust and its authorized representatives and any Governmental Authority with jurisdiction over the Trust shall have reasonable access to the Trust Records at all times during Atlantic’s normal business hours.  Upon the reasonable advance request of the Trust, an Authorized Person or the CCO, copies of Trust Records shall be provided by Atlantic to the Trust or its authorized representatives, provided that the Trust or the appropriate Fund shall pay Atlantic’s reasonable costs of copying the Trust Records.

(c)           If Atlantic receives a request or demand from a third party, including a Governmental Authority with jurisdiction over the Trust, to inspect any Trust Records, Atlantic will endeavor to notify the Trust and to secure instructions from the Trust or an authorized representative about such inspection.  Atlantic shall abide by such instructions for granting or denying the inspection; provided, that Atlantic may grant the inspection without instructions or in contravention of instructions if Atlantic is advised by counsel to Atlantic or the Trust that failure to do so is substantially likely to result in liability to Atlantic; and provided, further, that in such event, Atlantic shall endeavor promptly to advise the Trust of such contrary advice, to the extent practicable in advance of any inspection.

(d)           Upon termination of this Agreement, Atlantic shall, subject to payment of all undisputed amounts due to Atlantic hereunder and at the expense and direction of the Trust, transfer to the Trust or any successor service provider all Trust Records in the electronic or other medium in which such material is then maintained by Atlantic.

(e)           The Trust acknowledges that the information provided by Atlantic pursuant to Section 11 of this Agreement, databases, computer programs, screen formats, report formats, interactive design techniques, and documentation manuals maintained by Atlantic on databases under the control and ownership of Atlantic or a third party retained by Atlantic constitute copyrighted, trade secret, or other proprietary information (collectively, “Proprietary Information”) of substantial importance to Atlantic or the third party.  The Trust agrees to treat all Proprietary Information as proprietary to Atlantic and further agrees that it shall (i) maintain as confidential any Proprietary Information and (ii) cause its Authorized Persons and other officers, directors and representatives to treat as confidential any Proprietary Information, and Atlantic may request and shall receive from any such persons an executed acknowledgement by them of such obligations.

(f)           The Trust and Atlantic (for purposes of Sections 7(f) and 7(g), each a “Receiving Party”) agree to keep confidential all information disclosed by the other party (for purposes of this Sections 7(f) and 7(g), each a “Disclosing Party”), including, without limitation all forms and types of financial, business, marketing, operations, technical, economic, engineering and personnel information of the Disclosing Party, whether tangible or intangible.

(g)           Notwithstanding any provision of this Agreement to the contrary, the Trust and Atlantic agree that the following information shall not be deemed confidential information: (i) information that was known to the Receiving Party before receipt thereof from or on behalf of the Disclosing Party; (ii) information that is disclosed to the Receiving Party by a third person who has a right to make such disclosure without any obligation of confidentiality to the Party seeking to enforce its rights under this Section; (iii) information that is or becomes generally known in the trade without violation of this Agreement by the Receiving Party; or (iv) information that is independently developed by the Receiving Party or its employees or affiliates without reference to the Disclosing Party’s information.

(h)           Notwithstanding any provision of this Agreement to the contrary, Atlantic may: (i) provide information to Atlantic’s counsel and to persons engaged by Atlantic or the Trust to provide Services; (ii) provide information consistent with operating procedures that are customary with respect to the services in the industry; (iii) identify the Trust as a client of Atlantic for Atlantic’s sales and marketing purposes; and (iv) provide information as approved by the Trust or its authorized representative.

(i)           Atlantic acknowledges that certain Shareholder information made available by the Trust to Atlantic or otherwise maintained by Atlantic under this Agreement may be deemed nonpublic personal information under the Gramm-Leach-Bliley Act and other applicable privacy laws (collectively, “Privacy Laws”).  Atlantic agrees (i) not to disclose or use such information except as required to carry out its duties under the Agreement or as otherwise permitted by law in the ordinary course of business; (ii) to limit access to such information to authorized representatives of Atlantic and the Trust; (iii) to establish and maintain reasonable physical, electronic and procedural safeguards to protect against access to such information by unauthorized persons; and (iv) to cooperate with the Trust and provide reasonable assistance in ensuring compliance with such Privacy Laws to the extent applicable to either or both of the parties, including to the extent Atlantic maintains or otherwise possesses consumer report information for a business purpose, the proper disposal of such information.

(j)           Atlantic shall establish and maintain commercially reasonable facilities and procedures for safekeeping of all records maintained by Atlantic pursuant to this Agreement.

SECTION 8.  REPRESENTATIONS AND WARRANTIES

(a)           Representations and Warranties of Atlantic.  Atlantic represents and warrants to the Trust that:

(i)	It is a limited liability company duly organized and existing and is in good standing under the laws of the State of Delaware.

(ii)	It is duly qualified to carry on its business in the State of Maine

(iii)	It is empowered under applicable laws and by its Limited Liability Company Agreement to enter into this Agreement and perform its duties under this Agreement.

(iv)	All requisite limited liability company proceedings have been taken to authorize it to enter into this Agreement and perform its duties under this Agreement.

(v)	It has access to the necessary facilities, equipment, and personnel to perform its duties and obligations under this Agreement.

(vi)
This Agreement, when executed and delivered, will constitute a legal, valid and binding obligation of Atlantic, enforceable against Atlantic in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.

(b)           Representations and Warranties of the Trust.  The Trust represents and warrants to Atlantic that:

(i)	It is a statutory trust duly organized and existing and in good standing under the laws of the Commonwealth of Massachusetts.

(ii)	It is empowered under Law applicable to the Trust and by its Organic Documents to enter into this Agreement and perform its duties under this Agreement.

(iii)	All requisite trust proceedings have been taken to authorize it to enter into this Agreement and perform its duties under this Agreement.

(iv)	It is registered as an open-end management investment company under the 1940 Act.

(v)
This Agreement, when executed and delivered, will constitute a legal, valid and binding obligation of the Trust, enforceable against the Trust in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.

(vi)
A registration statement under the Securities Act is currently effective and will remain effective, and appropriate State securities law filings have been made and will continue to be made, with respect to all Shares of the Fund and Classes of the Trust being offered for sale, except to the extent that Atlantic is responsible for any of the foregoing under this Agreement or a Prior Agreement and has failed to cause such filings to be made not as the result of the failure of a Dependency.

SECTION 9.  FORCE MAJEURE

Atlantic shall not be responsible or liable for any failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control including, without limitation, acts of civil or military authority, national emergencies, labor difficulties, fire, mechanical breakdowns, flood or catastrophe, acts of God, insurrection, war, riots or failure of the mails, transportation, communication or power supply.  In addition, to the extent Atlantic’s obligations hereunder are to oversee or monitor the activities of third parties, Atlantic shall not be liable for any failure or delay in the performance of Atlantic’s duties caused, directly or indirectly, by the failure or delay of such third parties in performing their respective duties or cooperating reasonably and in a timely manner with Atlantic.

SECTION 10.  ACTIVITIES OF ATLANTIC

Except to the extent necessary to perform Atlantic’s obligations under this Agreement, nothing herein shall be deemed to limit or restrict Atlantic’s right, or the right of any of Atlantic’s managers, officers or employees who also may be a trustee, officer or employee of the Trust, or persons who are otherwise affiliated persons of the Trust to engage in any other business or to devote time and attention to the management or other aspects of any other business, whether of a similar or dissimilar nature, or to render services of any kind to any other corporation, trust, firm, individual or association.

SECTION 11.  AUDIT RIGHTS; COOPERATION WITH CHIEF COMPLIANCE OFFICER OTHER SERVICE PROVIDERS AND INDEPENDENT ACCOUNTANTS

(a)           Atlantic shall (i) measure, monitor and track the performance of the Services and report such performance to the Trust or a designated Authorized Person on a periodic basis in arrears in a form and with such frequency as (A) may mutually agreed by the parties or, (B) with respect to specified components of the Services, as may be specifically set forth in Appendix A.

(b)           Subject to the terms of this Agreement and provided the term of this Agreement exceeds 90 days from the date of effectiveness, Atlantic shall also provide to the CCO a copy of (i) any SAS 70 report obtained by Atlantic (or any Affiliated subcontractor of a material portion of the Services) with respect to its operations (and the operations of any such Affiliated subcontractor) related to the Services from time to time, (ii) the reports in the form set forth in Appendix C-4 (which may be delivered by Atlantic or, as applicable, any Affiliated subcontractor of a material portion of the Services) with the frequency set forth therein, and (iii) Atlantic’s (or such Affiliated subcontractors’) compliance policies (“38a-1 Manuals”) applicable to Atlantic’s (or such Affiliated subcontractors’) operations related to the Services (“Services Operations”), as amended from time to time.

(c)           Upon the Trust’s reasonable request, subject to Atlantic’s then-current, reasonable confidentiality, security and data protection procedures, and provided the duration of this Agreement exceeds 90 days, Atlantic will permit the CCO and other authorized representatives of the Trust to visit with the appropriate personnel at Atlantic (or such Affiliated subcontractors) in order to conduct due diligence on, audit, inspect or otherwise examine the Services Operations and the Atlantic Processes (collectively, “Reviews”).  The Trust agrees that a Review may cover the entire scope of the Services Operations and will occur at Atlantic’s (or such Affiliated subcontractors’) facilities upon reasonable advance notice and will be scheduled to occur during regular business hours.  The expenses incurred by a person conducting a Review shall not be borne by Atlantic.  The parties will cooperate to minimize the disruption associated with Reviews, including the scope and timing of such Reviews.  On-site Reviews of Atlantic (or such Affiliated subcontractors) will be limited to two (2) Reviews per calendar year, except if and to the extent that material service, information security or compliance issues with respect to the Services Operations merit additional Reviews in the reasonable opinion of the CCO or a Review is requested in writing by an Adviser to a Fund; for the avoidance of doubt, a Review shall not include routine discussions about scheduling Reviews or other discussions between the Contract Managers or their deputies pursuant to Section 2A.

(d)           Atlantic shall provide certifications about Atlantic’s Services Operations in the form attached hereto as Appendices C-1 through C-3 with the frequency and to the person(s) detailed in such Appendices, as they may be amended as agreed by the Parties taking into account industry standards for such certifications.  At such other times as the Trust and Atlantic may agree, Atlantic shall provide reasonable, mutually acceptable, written certifications about such other matters as may be reasonably requested by the Trust and agreed by Atlantic.

                (e)           If Atlantic or any Atlantic Affiliate to which this Agreement has been assigned or to which a material portion of the Services has been subcontracted is notified in writing by a Governmental Authority that Atlantic (or any Affiliated assignee or subcontractor of a material portion of the Services) is in violation of any Law applicable to Atlantic (or such assignee or subcontractor) and related to the Services, Atlantic shall:

(A)	determine whether such Law applies to Atlantic (or such assignee or subcontractor) and whether Atlantic (or such assignee or subcontractor) is in violation of such applicable Law;

(B)
provide the CCO (and each Executive Officer that requests such report) with a report identifying the cause of, and the intended procedure/steps for correcting or resolving, such violation and the timeline for completing such procedure/steps;

(C)
with respect to any such violation that is material, and if requested by the CCO or an Executive Officer, meet with the CCO or an Executive Officer to discuss such violation and such intended procedure/steps and timeline; and

(D)	implement the intended procedure/steps for correcting such failure.

Atlantic shall notify the CCO or an Executive Officer upon completing the intended procedure/steps for correcting any such failure or violation.

(f)           Subject to the provisions of this Agreement (including the Fee Schedule, the Change Control Process and Section 7 related to confidentiality), Atlantic shall provide such additional cooperation or information (to the extent not covered by the foregoing provisions of this Section 11) with respect to Atlantic, the Atlantic Processes and the Services Operations as the Executive Officers, the CCO and the Fund’s independent public accountants may reasonably request.

(g)           Notwithstanding any other provision of this Agreement to the contrary, to the extent Atlantic is under this Agreement (including the Appendices) required to deliver or provide data, information or reports to any Executive Officer or the CCO, Atlantic shall be deemed to have satisfied any such obligation if it has provided commercially reasonable access to a single database per Service containing the required data, information or report, which access may be granted subject to reasonable confidentiality and security requirements.

SECTION 12.  SERVICE DAYS

Nothing contained in this Agreement is intended to or shall require Atlantic, in any capacity under this Agreement, to perform any functions or duties on any day other than a business day of the Trust or of a Fund.  Functions or duties normally scheduled to be performed on any day, which is not a business day of the Trust or of a Fund, shall be performed on, and as of, the next business day, unless otherwise required by law.

SECTION 13.  LIMITATION OF SHAREHOLDER AND TRUSTEE LIABILITY

The trustees of the Trust and the Shareholders shall not be liable for any obligations of the Trust or of the Fund under this Agreement, and Atlantic agrees that, in asserting any rights or claims under this Agreement, it shall look only to the assets and property of the Trust or the Fund to which Atlantic’s rights or claims relate in settlement of such rights or claims, and not to the trustees of the Trust or the Shareholders.

SECTION 14.  TAXES

Atlantic shall not be liable for any taxes, assessments or governmental charges that may be levied or assessed on any basis whatsoever in connection with the Trust or any Shareholder or any purchase of Shares, excluding taxes assessed against Atlantic for compensation received by it under this Agreement, unless the taxes, assessments or governmental charges are the result of acts or failures to act for which Atlantic would be liable under Section 3(a).

SECTION 15.  MISCELLANEOUS

(a)           Except for the Fee Schedule to add new Funds and Classes in accordance with Section 6, no provisions of this Agreement may be amended or modified in any manner except by a written agreement properly authorized and executed by both parties hereto.

(b)           This Agreement shall be governed by, and the provisions of this Agreement shall be construed and interpreted under and in accordance with, the laws of the State of Delaware.

(c)           This Agreement constitutes the entire agreement between the parties hereto and supersedes any other agreement executed prior to the date hereof with respect to the subject matter hereof, whether oral or written.

(d)           This Agreement may be executed by the parties hereto on any number of counterparts, and all of the counterparts taken together shall be deemed to constitute one and the same instrument.

(e)           If any part, term or provision of this Agreement is held to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provision held to be illegal or invalid.

(f)           Section headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

(g)           Notices, requests, instructions and communications received by the parties at their respective principal places of business, or at such other address as a party may have designated in writing, shall be deemed to have been properly given.

(h)           No affiliated person, employee, agent, director, officer or manager of Atlantic shall be liable at law or in equity for Atlantic’s obligations under this Agreement.

(i)           Each of the undersigned warrants and represents that they have full power and authority to sign this Agreement on behalf of the party indicated and that their signature will bind the party indicated to the terms hereof.

(j)           Notwithstanding any provision of this Agreement to the contrary, Atlantic shall not be obligated to provide legal representation to the Trust or any Fund, including through the use of attorneys that are employees of Atlantic.

(k)           Each Appendix to this Agreement is part of the Agreement.  In the event of any conflict between this Agreement and any Appendices, this Agreement shall control.  To the extent Atlantic is required to deliver a report to the Trust under this Agreement, such obligation cannot be discharged by Atlantic delivering such report to itself or to an Affiliated subcontractor (including itself or such Affiliated subcontractor acting in any capacity under this Agreement other than in its capacity in delivering such report).

(l)           Except as specifically set forth in Sections 3(b) and (c), there are no third party beneficiaries of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

PROFESSIONALLY MANAGED PORTFOLIOS
(on behalf of the Jordan Opportunity Fund only)

By:	/s/Robert M. Slotky
Robert M. Slotky
President and Principal Executive Officer

ATLANTIC SHAREHOLDER SERVICES, LLC

By:	/s/ Stacey E. Hong
Stacey E. Hong
President

Appendix A -
Transfer Agency Services

Pursuant to Section 2(b) of the Transfer Agency Services Agreement (the “Agreement”) by and between Professionally Managed Portfolios (the “Trust”) and Atlantic Shareholder Services, LLC (“Atlantic”), Atlantic shall provide the following services, solely with respect to the Jordan Opportunity Fund, and the shares of beneficial interest, no par value, of the Trust in respect of the series of Jordan Opportunity Fund, subject to the terms and conditions of the Agreement and this Appendix A:

1.           General.

Transfer agent services, dividend disbursing agent services, shareholder support services and, as relevant, services in connection with accumulation, open-account or similar plans (including without limitation any periodic investment plan or periodic withdrawal program) that in each case are customary for open-end, management investment companies, including:

(a)	Setting up Shareholder account information, including, as applicable, name, address, dividend option, taxpayer identification numbers, privileges and wire instructions;

(b)	Maintaining all Shareholder account information changes;

(c)	Preparing Shareholder meeting lists;

(d)
Delivering proxies and related materials to direct Shareholders and making the same available for intermediaries (subject to instructions from intermediaries or their agents, or information from reputable third parties that maintain such information (e.g., ADP));

(e)
Delivering Shareholder reports and prospectuses to direct Shareholders and making the same available for intermediaries (subject to instructions from intermediaries or their agents, or information from reputable third parties that maintain such information (e.g., ADP));

(f)	Withholding taxes on U.S. resident and non-resident alien accounts;

(g)	Preparing and filing U.S. Treasury Department Forms 945, 1042, 1099 and 5498 with respect to distributions for Shareholders;

(h)
Preparing and mailing confirmation statements in compliance with Rule 10b-10 of the 1934 Act and statements of account to Shareholders for all purchases and redemptions of Shares and other confirmable transactions in Shareholder accounts;

(i)	Preparing and mailing activity statements and other routine communications to Shareholders;

(j)	Providing Shareholder account information;

(k)	Providing data regarding broker commissions and providing related reports to the Trust’s distributor;

(l)	Calculating the Fund’s fees under 12b-1 plans and providing related reports to the Trust’s distributor;

A-1 (Transfer Agency)

Appendix A -
Transfer Agency Services

(m)	Transmitting to the Fund’s fund accounting service provider appropriate data to allow the service provider’s daily reconciliations of cash, Shares outstanding and other data;

(n)	Maintaining and following an open account, closed account and purged account procedure approved by the Trust; and

(o)	Providing standard information reporting based on data maintained by Atlantic as set forth in Appendix C-4.

2.1           Purchase, Redemption and Transfer of Shares

(a)   Receive for acceptance orders for the purchase of Shares and promptly deliver payment and appropriate documentation to the custodian for the Fund;

(b)   Pursuant to purchase orders, issue the appropriate number of Shares and hold such Shares in the appropriate Shareholder account;

(c)   Receive for acceptance redemption requests and deliver the appropriate documentation to the custodian for the applicable Fund;

(d)   As and when it receives monies paid to it by the Custodian with respect to any redemption, pay the redemption proceeds as required by the Prospectus pursuant to which the redeemed Shares were offered and as instructed by the redeeming Shareholders; and

(e)   Effect transfers of Shares upon receipt of appropriate instructions from Shareholders.

(f)   Process “as of” transactions relating to transaction in Fund shares consistent with 38a-1 Manuals as in effect from time to time and any further Instructions received from the Trust.

2.2           Notes and Conditions to Purchase, Redemption and Transfer of Shares:

(a)           Processing requests to purchase, redeem and transfer shares of the Fund shall be subject to Atlantic’s and the Trust’s anti-money-laundering (“AML”) program.

(b)           Atlantic may require any or all of the following in connection with the original issue of Shares: (i) instructions requesting the issuance, (ii) evidence that the Trust’s Board has authorized the issuance, (iii) any required funds for the payment of any original issue tax applicable to such Shares, and (iv) an opinion of the counsel to the Trust regarding the legality and validity of the issuance.

(c)           Shares shall be issued in accordance with the terms of the Fund’s or Class’ Prospectus after Atlantic or its agent receives either of the following, in each case in good order and with such additional items or materials as may be required by the Trust’s Policies and Procedures, Atlantic’s operational procedures and/or Atlantic’s AML Program:

A-2 (Transfer Agency)

Appendix A -
Transfer Agency Services

(i)           (A) an instruction directing investment in a Fund or Class, (B) a check (other than a third party check) or a wire or other electronic payment in the amount designated in the instruction and (C), in the case of an initial purchase, a completed account application; or

(ii)           the information required for purchases pursuant to a selected dealer agreement, processing organization agreement, or a similar contract with a financial intermediary.

(d)           Shareholder payments shall be considered Federal Funds no later than on the day indicated below unless other times are noted in the Prospectus of the applicable Fund or Class:

(i)           for a wire received, at the time of the receipt of the wire;

(ii)	for a check drawn on a member bank of the Federal Reserve System, on the next Fund business day following receipt of the check; and

(iii)	for a check drawn on an institution that is not a member of the Federal Reserve System, at such time as Atlantic is credited with Federal Funds with respect to that check.

(e)           In registering transfers of Shares, Atlantic may rely upon the Uniform Commercial Code as in effect in the State of Delaware or any other statutes that, in the opinion of Atlantic’s counsel, protect Atlantic and the Trust from liability arising from (i) not requiring complete documentation, (ii) registering a transfer without an adverse claim inquiry, (iii) delaying registration for purposes of such inquiry or (iv) refusing registration whenever an adverse claim requires such refusal.  As Transfer Agent, Atlantic will be responsible for delivery to the transferor and transferee of such documentation as is required by the Uniform Commercial Code.

3.           Processing Distributions

Prepare and, subject to receipt of good funds therefor from the custodian for the Fund, transmit to Shareholders (or credit the appropriate Shareholder accounts) payments for all distributions declared by the Trust with respect to Shares of the Fund.

4.1	AML Services

The Trust delegates to Atlantic the performance of the anti-money laundering services set forth below (the “AML Services”) with respect to shareholder accounts maintained by Atlantic pursuant to the Agreement; and subject to the terms and conditions of the Agreement, Atlantic accepts this delegation and agrees to perform the AML Services in accordance with the Trust’s and Atlantic’s AML program and reasonably to cooperate with the Trust’s AML compliance officer (the “AML Compliance Officer”) in the performance of that person’s responsibilities.  Notwithstanding this delegation, the Trust shall maintain full responsibility for ensuring that its AML program is and continues to be reasonably designed to ensure compliance with the applicable AML laws.

A-3 (Transfer Agency)

Appendix A -
Transfer Agency Services
(a)   Verify shareholder identity upon opening new customer accounts in accordance with Section 326 of the USA PATRIOT Act (the “Patriot Act”) and any regulations thereunder, as required under Applicable Law;

(b)   Monitor shareholder transactions and identify and report suspicious activities that are required to be so identified and reported, in each case consistent with the AML programs of the Trust and Atlantic;

(c)   Review all new accounts and registration maintenance transactions against the Office of Foreign Asset Control (“OFAC”) database and other such lists or databases of trade restricted individuals or entities as may be required from time to time by applicable regulatory authorities, including review of such shareholder information upon changes to such databases;

(d)   Follow the Trust’s policies with respect to the acceptance of cash equivalents and third party checks; provided, however, that unless the parties agree otherwise under no circumstance will Atlantic accept a corporate third party check;

(e)   Place holds on transactions in shareholder accounts or freeze shareholder accounts, as provided in the AML programs of the Trust and Atlantic and in accordance with the Patriot Act and OFAC;

(f)
(i) subject to the Change Control Process, maintain reasonably adequate policies, procedures and internal controls that are consistent with the Trust's AML program as in effect from time-to-time, (ii) conduct (or have a third party conduct) an independent review of its AML Program at least annually and provide the report of such independent review to the Trust and the Trust’s AML Compliance Officer; and (iii) maintain a reasonable, ongoing training program with respect to its own personnel relating to AML matters.

4.2           Notes and Conditions to AML Services

(a)           The Trust authorizes Atlantic to take such actions in the performance of the AML Services as Atlantic deems appropriate and consistent with the Trust’s AML program and applicable AML Laws;

(b)           Atlantic agrees to furnish the Trust its written program concerning anti-money laundering services rendered by Atlantic to its various clients.  Atlantic agrees to notify the Trust of any changes to its anti-money laundering program that individually or in the aggregate would materially impact the Trust’s AML program;

A-4 (Transfer Aency)

Appendix A -
Transfer Agency Services
(a)   Atlantic shall make its relevant personnel available to meet or speak with the Board concerning the AML Services at such intervals as may be reasonably necessary or appropriate.

(b)   Atlantic represents and warrants to the Trust that (i) Atlantic has adopted and will maintain a written program concerning the anti-money laundering services it provides to its various clients, and (ii) Atlantic’s policies and procedures are reasonably adequate for it to provide the AML Services and comply with its obligation sunder this Agreement.

5.1           Payments to Financial Intermediaries, Redemption Fees

(a) Atlantic agrees to track Shareholder Accounts by financial intermediary source and otherwise as reasonably requested by the Trust as well as rights of accumulation and purchases made under letters of intent and to provide periodic reporting thereof to the Trust;

(b) Atlantic agrees to calculate, report to the Trust and receive from Shareholders or debit Shareholder accounts for sales commissions, including sales loads, contingent deferred, deferred and other sales charges, and service fees (e.g., wire redemption charges);

(c) Atlantic agrees to calculate, report to the Trust and to the Adviser and, subject to receipt of good funds, transmit payments to underwriters, selected dealers and others for commissions, service fees and other payments due from the Trust or any distributor; and

(d) Atlantic agrees to calculate, report to the Trust and withhold redemption fees and pay the amount of any redemption fees to the Fund.

5.2           Notes and Conditions to Financial Intermediaries Services

The Trust has authorized Atlantic to conduct transactions through Fund/SERV and Networking for the Trust or various Funds, and Atlantic agrees to do so subject to the terms of this Agreement.  Fund/SERV and Networking are services sponsored by the National Securities Clearing Corporation (“NSCC”) and as used herein have the meanings as set forth in the then current edition of NSCC Rules and Procedures published by NSCC or such other similar publication as may exist from time to time.

(a) If any Fund fails to settle any trade of Shares (a “settlement failure”) transacted over the FundServ network, the Trust or the Adviser shall, prior to one hour before the next settlement of Shares, (i) notify Atlantic about the settlement failure and (ii) provide Atlantic with a description of the specific remedial and prospective actions proposed to be taken by the Trust or the Adviser in order to remedy such settlement failure and avoid any settlement failures in the future (a “remediation plan”).  If (i) the Trust or the Adviser fails to notify Atlantic about a settlement failure on a timely basis and (ii) the Trust or the Adviser fails to deliver the remediation plan on a timely basis, or (iii) the remediation plan is inadequate (in Atlantic's reasonable opinion), then, upon written notice to the Trust, Atlantic may terminate the performance of any services rendered to the Fund under Section 5.1 of this Appendix A immediately and without penalty.

A-5 (Transfer Agency)

Appendix A -
Transfer Agency Services

(b) If Atlantic is or, in Atlantic’s reasonable opinion Atlantic may be, subject to any disciplinary action by NSCC, including, but not limited to fine or censure, expulsion, suspension, limitation of or restriction on activities, functions, and operations (collectively, an “NSCC sanction”) that is proximately caused by conduct of a Fund or its agents (other than Atlantic) that contravenes this agreement or that contravenes any agreement between the Fund or the Trust and NSCC, then Atlantic may, in its sole discretion, demand in writing that the Fund provide Atlantic with adequate assurances specifying any remedial and prospective actions to be taken in order to remedy or avoid the NSCC sanction.  If the Fund does not within seven (7) days of such demand provide adequate assurances satisfactory to Atlantic in response to any NSCC sanction, then, upon written notice to the Trust, Atlantic may terminate the performance of any services rendered to that Fund under Section 5.1 of this Appendix A immediately and without penalty.

(c) Notwithstanding the foregoing, Atlantic may terminate the performance of any services rendered the Trust under Section 5.1 of this Appendix A immediately and without penalty upon written notice to the Trust if Atlantic is subject to more than one NSCC sanction by NSCC during the term of this Agreement, that are proximately caused by conduct of the Trust or its agents (other than Atlantic).

(d) The Trust shall indemnify and hold Atlantic harmless from and against any and all losses, damages, costs, charges, reasonable counsel fees, payments, expenses and liability arising directly or indirectly out of or attributable to any action or failure or omission to act by NSCC.   Atlantic will subrogate to the Trust any legal claims Atlantic has against NSCC and will, if reasonably requested by the Trust, sign all documents necessary for the Trust to pursue such claims.

6.1           Blue Sky; Escheatment

(a)   Atlantic shall calculate the total number of Shares of the Fund and Class thereof sold in each reporting jurisdiction authorized by the Trust;

(b)   Atlantic shall monitor and prepare and make appropriate filings with respect to the escheatment laws of the various states and territories of the United States;

(c)   Atlantic shall perform such services as are required in order to comply with Rules 17Ad-17 of the 1934 Act (the “Lost Shareholder Rules”), including, but not limited to, those set forth below.  Atlantic may, in its sole discretion, use the services of a third party to perform some or all such services.

(i)           documentation of search policies and procedures;

A-6 (Transfer Agency)

Appendix A -
Transfer Agency Services

(ii)           execution of required searches;

(iii)           tracking results and maintaining data sufficient to comply with the Lost Shareholder Rules; and

(iv)           preparation and submission of data required under the Lost Shareholder Rules.

6.2           Notes and Conditions to Blue Sky Services

The Trust or the distributor for a Fund shall be responsible for identifying to Atlantic in writing those transactions and assets to be treated as exempt from reporting for a specific state or political subdivision of the United States.

7.           Shareholder Votes and Proxy Statements

(a) Oversee the activities of proxy solicitation firms;

(b) Receive and tabulate proxy votes, coordinate the tabulation of proxy and shareholder meeting votes and provide standard reports thereon to the Trust, its Executive Officers and the Adviser; and

(c) Perform such other additional proxy-related services as may be specified from time to time by the Trust, pursuant to mutually acceptable compensation and implementation agreements.

8.           Recordkeeping and Reporting; Facilities

(a) Atlantic shall record the issuance of Shares and maintain pursuant to Rule 17Ad-10(e) under the 1934 Act a record of the total number of Shares, the Fund and each Class thereof, that are authorized, based upon data provided to it by the Trust, and are issued and outstanding and provide the Trust on a regular basis a report of the total number of Shares that are authorized and the total number of Shares that are issued and outstanding;

(b) Atlantic shall maintain records of account for and provide reports and statements to the Trust and Shareholders with respect to the Fund about the matters covered by this Appendix A; and

(c) Atlantic shall establish and maintain facilities and procedures reasonably acceptable to the Trust for the safekeeping, control, preparation and use of share certificates, check forms, and facsimile signature imprinting devices with respect to the Fund.  Atlantic shall establish and maintain facilities and procedures reasonably acceptable to the Trust for safekeeping of all records maintained by Atlantic pursuant to this Agreement.

A-7 (Transfer Agency)

Appendix A -
Transfer Agency Services
(d) In addition to other references herein regarding records to be maintained regarding shareholders, transactions, accounts, and Trust operations, Atlantic shall maintain such records as (i) may be required by the Laws applicable to Atlantic and (ii) are prudently and customarily maintained by third-party transfer agents for registered open-end management investment companies.

9.1           Share Certificates (if Applicable)

Atlantic shall issue (i) share certificates and (ii) replacement share certificates for those share certificates alleged to have been lost, stolen, or destroyed.  Atlantic may require the Shareholder to indemnify the Trust and/or Atlantic with respect to the issuance of replacement share certificates.

9.2           Notes and Conditions to Share Certificates Services

(a) The Trust agrees to furnish to Atlantic a supply of blank share certificates of the Fund and Class thereof that issues shares and, from time to time, will renew such supply upon Atlantic’s request.  Blank share certificates shall be signed manually or by facsimile signatures of officers of the Trust authorized to sign by the Organic Documents of the Trust and, if required by the Organic Documents or the Trust’s Board, shall bear the Trust’s seal or a facsimile thereof.  Unless otherwise directed by the Trust, Atlantic may issue or register Share certificates reflecting the manual or facsimile signature of an officer who has died, resigned or been removed by the Trust.

(b) New Share certificates shall be issued by Atlantic upon surrender of outstanding Share certificates in the form deemed by Atlantic to be properly endorsed for transfer and satisfactory evidence of compliance with all Applicable Law relating to the payment or collection of taxes.  Atlantic shall forward Share certificates in “non-negotiable” form by first-class or registered mail, or by whatever means Atlantic deems equally reliable and expeditious.  Atlantic shall not mail Share certificates in “negotiable” form unless requested in writing by the Trust and fully indemnified by the Trust to Atlantic’s satisfaction.

Atlantic shall place a stop notice against any certificate reported to be lost or stolen and comply with all applicable federal regulatory requirements for reporting such loss or alleged misappropriation.  A new certificate shall be registered and issued only upon the Shareholder’s pledge of a lost instrument bond or such other appropriate indemnity bond issued by a surety company approved by Atlantic.

A-8 (Transfer Agency)

Appendix B —
Dependencies

Atlantic’s delivery of the Services is dependent upon:

(a) The Trust and its Authorized Officers (i) responding to requests for instructions promptly and (ii) with respect to Authorized Officers, executing such documents as are required to be executed by such persons promptly, provided they are given reasonable advance notice of the requirement to do the same.

(b) All instructions from the Trust or its Authorized Officers are complete, validated and authenticated in accordance with procedures in place from time to time between the Trust and Atlantic, and instructions that are amended or cancelled by the Trust are done so in accordance with procedures agreed from time to time between the Trust and Atlantic.

(c) The communications systems operated by the Trust or its other service providers in respect of activities that interface with the Services remaining fully operational, to the extent that the operations of said system have an impact on the ability of Atlantic to provide the Services.

(d) The authority, accuracy, truth and completeness of any information or data provided by or on behalf of the Trust by Authorized Officers or Third Party Service Providers that is reasonably requested by Atlantic or is otherwise provided to Atlantic in connection with the provision of the Services.  Without limitation of the foregoing, (i) market data, portfolio trade information and custodian information and counterparty information required to validate instructions from the Trust or perform any reconciliation service must be available, authorized, complete and correct; (ii) when the Trust has to provide information to allow pricing functions to be performed (e.g. fair market value prices), this is done by the applicable cut-off time and (iii) when a Third Party Service Provider (including an Adviser or any subadvisor) is required to deliver any information or report, this is done by the applicable cut-off time.

(e) The validity and enforceability of all Third Party Contracts, and the Trust and such third parties remaining in compliance with their respective obligations thereunder, and the Trust taking all reasonable steps to enforce the terms of such contracts, to the extent that such validity, enforceability and compliance have an impact on the ability of Atlantic to provide the Services.

(f) The Trust informing Atlantic on a timely basis of any modification to, or replacement of, any Policy or Procedures of the Trust or any contract to which it is a party that is relevant to the provision of the Services (in each case to the extent not known to Atlantic acting as administrator).

Appendix B-1

Appendix C-1 —
Form of Quarterly Certification to Trust CCO

[To be delivered quarterly]

Re:	Rule 38a-1 Certification for the Fund(s) (each a “Fund” and collectively, the “Funds”) listed on the Fee Schedule

To the Chief Compliance Officer of Professionally Managed Portfolios*

In connection with its Services Agreement (the “Services”), Atlantic Shareholder Services, LLC (“Atlantic”) is providing this certification for the Fund with respect to the period Month DD, YYYY - Month DD, YYYY (the “Period”) for the purpose of assisting you in meeting the requirements of Rule 38a-1 under the Investment Company Act of 1940, as amended (“Rule 38a-1”).

In relation to the Services provided, Atlantic represents that to the best of its knowledge:

1)
Atlantic has adopted and implemented written policies and procedures (the “Procedures”) that are reasonably designed to prevent the violation of the Federal Securities laws (as defined under Rule 38a-1) by the Fund.

2)
With respect to the Fund in relation to the Services, to the best of my knowledge after due inquiry, the following items listed on Exhibit B represent compliance matters that have come to my attention during the period referenced above and that may reasonably be deemed material (as defined under Rule 38a-1) individually, or in the aggregate.  I note that you may have already been notified by Atlantic of other compliance matters in the due course of business.  In addition, except as otherwise noted, there is nothing that has come to my attention to indicate that the Procedures are not effective in all material respects  in relation to violations of the Federal Securities Laws that such Procedures have been designed to prevent.

*This communication is solely intended for use by the Chief Compliance Officer to whom it is addressed and is not intended for use or reliance by any other party. Please note that Atlantic reserves the right to amend and supplement its policies and procedures at its discretion, and that neither Atlantic nor I shall have any obligation to update or supplement this letter.

Sincerely,

___________________________________
Name, title

cc:

Appendix C-2 —
Form of Quarterly Certification to Trust AML Compliance Officer

[To be delivered quarterly]

Re:	Anti-Money Laundering Program Certification for the Fund(s) (each a “Fund” and collectively, the “Funds”) listed on the Fee Schedule

To the Anti-Money Laundering Compliance Officer of Professionally Managed Portfolios*

In an effort to assist the xx Trust (the “Trust”) in compliance with its Anti-Money Laundering requirements, Atlantic, N.A. (“Atlantic”) is providing this certification with respect to the period Month DD, YYYY - Month DD, YYYY (the “Period”).

Atlantic represents that to the best of its knowledge:

1)
Atlantic currently provides services to [Fund Name] Fund (the “Fund”) listed on the Fee Schedule, pursuant to an Agreement between Atlantic and the Trust (the “Services”).  We are providing this letter to you in your capacity as the Anti-Money Laundering Compliance Officer for the Trust with respect to the period [Month dd, yyyy] to [Month dd, yyyy] in order to assist you in meeting the requirements of Rule 38a-1 under the Investment Company Act of 1940, as amended (“Rule 38a-1”).

2)
Atlantic’s transfer agency has an anti-money laundering program (“the Program”) that includes, to the extent reasonable and practical: (A) written policies, procedures, and controls to detect and prevent money laundering; (B) a designated compliance officer with authority to oversee the Program; (C) an ongoing training Program for Atlantic employees; and (D) scheduled regular audits to test the Program.

3)	The Program meets all current requirements required of Atlantic with respect to the Fund.

4)	For the Period with respect to the Fund, Atlantic has not encountered any material violations of the Program.

5)	Atlantic has a policy of communicating, upon request, to the Trust’s designated Anti-Money Laundering Compliance Officer, those items required to be communicated by Atlantic.

6)	Atlantic provides a copy of the Program to the Fund’s designated Anti-Money Laundering Compliance Officer, and will provide copies of any future material amendments.

*This communication is solely intended for use by the Fund’s designated Anti-Money Laundering Compliance Officer to whom it is addressed and is not intended for use or reliance by any other party. Please note that Atlantic reserves the right to amend and supplement its policies and procedures at its discretion, and that neither Atlantic nor I shall have any obligation to update or supplement this letter.

Sincerely,

_______________________________
Name, title

cc:

Appendix C-3 —
Form of Periodic Certification to Trust Executive Officers

[To be delivered in connection with Executive Officers’ execution of SOX certifications incident to Trust SEC filings required certification under the SOX Act]

Re:	Sarbanes-Oxley [N-Q or N-CSR] Certification for the Fund(s) (each a “Fund” and collectively, the “Funds”) listed on the Fee Schedule

To the Principal Executive Officer and Principal Financial Officer of Professionally Managed Portfolios*

In connection with its Services Agreement (the “Agreement”), Atlantic, N.A. (“Atlantic”) is providing this sub-certification for the Fund(s) with respect to the period Month DD, YYYY - Month DD, YYYY (the “Period”) for the purpose of assisting you with the certification requirements of the Sarbanes-Oxley Act of 2002 in connection with Form [N-Q or N-CSR] (the “Report”) to be filed by the Fund(s) with the Securities and Exchange Commission for the Period.

In relation to the services provided by Atlantic under the Agreement, Atlantic represents that to the best of its knowledge:

1.	Atlantic is responsible for the design and operation of Atlantic’s internal controls relating to the services that it provides for the Fund(s).

2.
For the Period, Atlantic is not aware of any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting for which Atlantic is responsible under the Agreement that are likely to adversely affect the Fund’s ability to record, process, summarize or report financial information.

3.	For the Period, there have been no material changes with respect to the design or operation of the internal controls of Atlantic related to the services provided by Atlantic under the Agreement.

4.	For the Period, Atlantic is not aware of any instances of fraud involving employees of Atlantic who have significant roles with respect to the Fund’s internal controls over financial reporting.

Sincerely,

________________________
Name, title
Atlantic, N.A.

Appendix C-4 —
List of Reports to Trust CCO*

Reports	Frequency
CCO Summary Letter	Quarterly
38a-1 Program Certifications	Quarterly
Notifications regarding compliance and control matters	When Applicable
Notifications regarding items escalated to the Fund’s portfolio manager by the portfolio compliance monitoring process	When Applicable
Notifications regarding items escalated to the Fund’s AML Compliance Officer by AML monitoring processes	When Applicable
Notifications regarding items escalated to the Fund’s designated contact by the excessive trade monitoring process	When Applicable
Transfer Agency
Excessive Trading Log	Monthly
Dealer Gain/Loss Worksheet	Quarterly
AML Red Flag Report	Monthly
SAS #70 Report	Annually

____________________________________
*  The listed reports assume the delivery of transfer agency services as set forth in Appendices A.  To the extent such Services are terminated for any Fund, Atlantic will discontinue delivery of any related reports.